As filed with the Securities and Exchange Commission on June 26, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

________________

Strategic Diagnostics Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	56-1581761 (IRS Employer Identification No.)

_________________

111 Pencader Drive

Newark, DE 19702

_______________

(Address of Principal Executive Offices)

Strategic Diagnostics Inc. Stock Incentive Plan

(Full Title of the Plan)

Francis M. DiNuzzo

President and Chief Executive Officer

Strategic Diagnostics Inc.

111 Pencader Drive

Newark, DE 19702

(302) 456-6789

(Name, Address and Telephone Number,

Including Area Code, of Agent for Service)

________________

Copy to:

Justin W. Chairman, Esq.

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

(215) 963-5000

________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. (See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act). (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Number of` shares to be registered (1)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (2)(3)
Common Stock, par value $0.01 per share	4,000,000	$2.19 (2) $0.97 (3)	$4,694,141 (2) $1,800,860 (3)	$885.14

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, or the “Securities Act,” this registration statement also covers such additional number of shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based upon 2,143,443 shares underlying options outstanding under the Strategic Diagnostics Inc. Stock Incentive Plan and using the weighted average price at which such outstanding options under such plan may be exercised.
(3)	Calculated pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based on the remaining balance of 1,856,557 shares being registered hereunder and using the average of the high and low prices per share of the registrant’s common stock on June 18, 2013, as reported on the NASDAQ Global Market.
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INTRODUCTORY NOTE

Pursuant to General Instruction E to Form S-8, this Registration Statement on Form S-8 registers the offer and sale of an additional 4,000,000 shares of common stock, $0.01 par value (the “Common Stock”) of Strategic Diagnostics Inc. (the “Registrant”) for issuance under the Registrant’s Stock Incentive Plan. The contents of the prior Registration Statements on Form S-8 relating to the Stock Incentive Plan, filed with the Securities and Exchange Commission, are incorporated herein by reference: Registration No. 333-118297, filed on August 17, 2004 and amended on August 18, 2004; and Registration No. 33-68484, filed on August 28, 2001.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants in the Strategic Diagnostics Inc. 2000 Stock Incentive Plan, or the “Plan,” covered by this Registration Statement as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the “Commission,” either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Strategic Diagnostics Inc., or the Registrant, with the Commission are incorporated by reference into this Registration Statement:

(1)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2012, as amended by Amendment No. 1 thereto;
(2)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, as amended by Amendment No. 1 thereto;
(3)	the Registrant’s Current Report on Form 8-K filed with the Commission on April 10, 2013;
(4)	the Registrant's Current Report on Form 8-K filed with the Commission on June 11, 2013; and

(5)	the description of the Common Stock of the Registrant contained in a registration statement filed on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on September 17, 1993 and amended on October 15, 1993, and further including any subsequent amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

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Item 6.	Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Fourth Amended and Restated Certificate of Incorporation provides that the directors of the Company shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the Registrant, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violating of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Fourth Amended and Restated Certificate of Incorporation further provides that if the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s Amended and Restated Bylaws provide that, except with respect to a matter as to which an officer or director shall have been adjudicated in any action, suit or proceeding, civil or criminal, administrative or investigative, brought or threatened in or before any court, tribunal, administrative or legislative body or agency (a “Proceeding”), or any claim which could have been the subject of a Proceeding, not to have acted in good faith in the reasonable belief that the action of such person was in, or not opposed to, the best interests of the Registrant, the Registrant will to the maximum extent authorized under the General Corporation Law of the State of Delaware, indemnify and hold harmless any officer or director who against any and all liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding or in settlement of a Proceeding, including fines, ERISA excise taxes or penalties (“Expenses”) incurred by such officer or director in connection with any Proceeding in which such officer or director is involved as a result of serving or having served (a) as an officer or director or employee of the Registrant, (b) as a director, officer or employee of any wholly-owned subsidiary of the Registrant, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Registrant, including service with respect to employee or other benefit plans, and shall continue as to an officer or director who has ceased to be an officer or director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Registrant shall indemnify any such officer or director seeking indemnification in connection with a Proceeding initiated by such officer or director only if such Proceeding was authorized by the Board of Directors of the Registrant.

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The Registrant’s Amended and Restated Bylaws permit, but do not require, the Registrant to pay Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding, upon receipt of an undertaking by the officer or director seeking indemnification to repay such payment if such officer or director shall be adjudicated or determined not to be entitled to indemnification under the Amended and Restated Bylaws.

The Registrant has purchased certain liability insurance for its officers and directors.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

5.1	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
23.1	Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.1 hereto).

23.2	Consent of KPMG LLP.

24	Powers of Attorney (included as part of the signature page hereof).
Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act and each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newark, State of Delaware, on June 26, 2013.

STRATEGIC DIAGNOSTICS INC.

By:	/s/ Francis M. DiNuzzo
Francis M. DiNuzzo President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below hereby appoints Francis M. DiNuzzo and Kevin J. Bratton, and each of them acting individually, as his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, with the authority to execute in the name of each such person, and to file with the Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including post-effective amendments) to this registration statement, and any registration statements filed pursuant to General Instruction E to Form S-8 in respect of this registration statement and any and all amendments thereto (including post-effective amendments and all other related documents) necessary or advisable to enable the Registrant to comply with the Securities Act, and any rules, regulations and requirements of the Commission in respect thereof, which amendments or registration statements may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signature	Title	Date

/s/ Francis M. DiNuzzo Francis M. DiNuzzo	President, Chief Executive Officer and Director (principal executive officer)	June 26, 2013

/s/ Kevin J. Bratton Kevin J. Bratton	Chief Financial Officer (principal financial and accounting officer)	June 26, 2013

/s/ Steven R. Becker Steven R. Becker	Director	June 26, 2013

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/s/ Thomas A. Bologna Thomas A. Bologna	Director	June 26, 2013

/s/ C. Geoffrey Davis C. Geoffrey Davis	Director	June 26, 2013

/s/ Richard van den Broek Richard van den Broek	Director	June 26, 2013

/s/ Stephen L. Waechter Stephen L. Waechter	Director	June 26, 2013

/s/ David M. Wurzer David M. Wurzer	Director	June 26, 2013

/s/ Wayne P. Yetter Wayne P. Yetter	Director	June 26, 2013